UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2005
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 23, 2005, Advanced Energy Industries, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) to sell substantially all of its assets related to its IKOR product line (the “IKOR Products”) to iWatt, Inc., a California corporation (“iWatt”). The IKOR Products consist principally of power supply components, modules and systems utilized in computing, office automation and communications products. Pursuant to the Agreement, in consideration for the assets related to the IKOR Products, iWatt agreed to assume specified liabilities of the Company and to pay the Company approximately $10.4 million in cash, with $1.0 million to be held in escrow to satisfy any potential indemnity claims by iWatt. The Agreement contains customary representations, warranties, and covenants, including a non-competition covenant that precludes the Company from engaging in a business that engages or participates in the design, development, manufacture, marketing or sale of products that would compete with the IKOR Products for a period of three years following the closing, and a non-solicitation covenant that restricts the Company from hiring employees of iWatt.
The amount and type of consideration payable pursuant to the Agreement were determined on the basis of arm’s length negotiations between the Company and iWatt, and neither the Company nor any of its affiliates has any material relationship to iWatt or any of its shareholders other than in respect of the Agreement and the transactions contemplated thereby.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
/s/ Michael El-Hillow
Michael El-Hillow, Executive Vice President
Date: November 30, 2005	and Chief Financial Officer